Exhibit 99.1

DecisionPoint Systems Announces First Quarter 2022 Results

Revenue increased 22.7% to a record $19.7 million

GAAP net Income and diluted EPS of $0.9 million and $0.11

Non-GAAP net income and non-GAAP diluted EPS increased 116.3% and 200.0%

Adjusted EBITDA increased 38.7% to $1.1 million

DELRAY BEACH, Fla., May 16, 2022 /PRNewswire/ — DecisionPoint™ Systems, Inc. (NYSE American: DPSI), a mobility-first enterprise services and solutions company today announced first quarter 2022 financial results.

“Our mobility-first strategy is working as we had our best revenue quarter ever,” said Steve Smith, chief executive officer. “We saw broad-based strength across our verticals and continued to take advantage of our strong relationships to procure products from our OEM and distribution partners, enabling us to build up inventory for deals that will ship over the next few quarters.

“We also made two strategic acquisitions during the quarter – Advanced Mobile Group and Boston Technologies. These acquisitions strengthen our positions in the Transportation and Direct Store Delivery verticals and the integration is progressing quickly, and we expect to realize cost synergies over the next few quarters. Looking to sales, we are already seeing evidence that we are capturing synergies with 10 to 20 new cross-selling opportunities in various stages of the sales pipeline.”

First Quarter Highlights (2022 versus 2021)

●	Revenue increased 22.7% to $19.7 million;

●	Gross Profit increased 21.8% to $4.7 million;

●	GAAP Net Income and diluted EPS decreased to $0.9 million and $0.11, respectively;

●	Non-GAAP Net Income and non-GAAP diluted EPS increased 116.3% and 200.0% to $0.5 million and $0.06, respectively;

●	Adjusted EBITDA increased 38.7% to $1.1 million;

●	Backlog as of March 31, 2022 was $21 million.

First Quarter Select Financial Metrics: 2022 versus 2021

(in $M except for EPS)	1Q22	1Q21	Change

Total Revenue	$19.7	$16.1	22.7%
Hardware and Software	$14.3	$10.5	36.6%
Services Revenue	$4.1	$4.1	-0.1%
Consumables Revenue	$1.3	$1.5	-12.3%
Gross Profit	$4.7	$3.8	21.8%
Operating Income	$0.2	$0.3	-27.7%
GAAP Net Income	$0.9	$1.3	-35.9%
GAAP Diluted Earnings Per Share	$0.11	$0.17	-35.3%
Non-GAAP Net Income	$0.5	$0.2	116.3%
Non-GAAP Diluted EPS	$0.06	$0.02	200.0%
Adjusted EBITDA	$1.1	$0.8	38.7%

*	numbers may not add due to rounding

Balance Sheet and Liquidity as of March 31, 2022

Cash and cash equivalents were $9.3 million, compared to $2.6 million on December 31, 2021. Long-term debt was $0.1 million, roughly flat to December 31, 2021.

Net cash provided by operating activities was $11.7 million compared to $1.3 million in the first quarter of 2021.

2022 Commentary

“Looking to the remainder of the year, we have several ongoing initiatives that will drive our mobility-first strategy. We continue to build out our services offerings, especially managed services, that will bring higher margin growth opportunities. We will also continue to integrate our recent acquisitions and maximize synergies, including continued cross and upselling. As a result, we are providing full-year 2022 revenue guidance of $79 to $82 million, which represents 22 to 26% growth versus 2021. We also expect approximately $19 million to come from services. Within this range, we expect Adjusted EBITDA to be between $3.5 and $3.9 million,” concluded Smith.

Conference Call and Webcast Information

DecisionPoint’s earnings release will be filed on Form 8-K and posted on the DecisionPoint investor relations website (https://www.decisionpt.com/investing-in-decisionpoint/) at approximately 7:30 a.m. Eastern on May 16, 2022. Management will host an earnings conference call and webcast beginning at 10:00 a.m. Eastern Time. Management’s presentation of the results, outlook and strategy will be followed by Q&A with investors.

Live Call Information:

Date: May 16, 2022

Time: 10:00 a.m. Eastern Time

Dial-in: Toll Free: 1-877-407-3982
Dial-in: Toll/International: 1-201-493-6780

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=rxHnoEzM

Replay Information:

Toll Free: 1-844-512-2921
Toll/International: 1-412-317-6671
Replay Pin Number: 13730026
Replay Start: Monday May 16, 2022, 1:00 PM ET
Replay Expiry: Monday May 23, 2022, 11:59 PM ET

About DecisionPoint Systems

DecisionPoint Systems Inc. delivers mobility-first managed service and integration solutions to healthcare, supply chain, and retail customers, enabling them to make better and faster decisions in the moments that matter—the decision points. Our mission is to help businesses consistently deliver on those moments—accelerating growth, improving worker productivity, and lowering risks and costs. For more information about DecisionPoint Systems, Inc., visit https://www.decisionpt.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by forward-looking statements. Forward-looking statements in this press release may include statements about our plans to obtain funding for our current and proposed operations and potential acquisition and expansion efforts; the ultimate impact of the COVID-19 pandemic, or any other health epidemic, on our business, our clientele or the global economy as a whole; debt obligations of the Company; our general history of operating losses; our ability to compete with companies producing products and services; the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology; the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; our ability to develop and maintain our corporate infrastructure, including our internal controls; our ability to develop innovative new products; and our financial performance. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We qualify all of our forward-looking statements by these cautionary statements. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

Investor Relations Contact:

Brian Siegel, IRC, MBA

Senior Managing Director, Hayden IR

(346) 396-8696

Brian@haydenir.com

DecisionPoint Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$9,349	$2,587
Accounts receivable, net	15,806	12,302
Inventory, net	1,050	2,111
Deferred costs	1,918	1,998
Prepaid expenses and other current assets	561	336
Total current assets	28,684	19,334
Operating lease assets	3,077	329
Property and equipment, net	1,190	834
Deferred costs, net of current portion	1,698	1,492
Deferred tax assets	2,638	1,999
Intangible assets, net	6,650	3,564
Goodwill	9,122	8,128
Other assets	68	50
Total assets	$53,127	$35,730
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,424	$10,273
Accrued expenses and other current liabilities	4,740	3,220
Deferred revenue	18,563	4,599
Current portion of long-term debt	3	3
Current portion of operating lease liabilities	418	257
Total current liabilities	33,148	18,352
Deferred revenue, net of current portion	2,825	2,510
Long-term debt	145	146
Noncurrent portion of operating lease liabilities	2,854	83
Other liabilities	221	381
Total liabilities	39,193	21,472
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 50,000 shares authorized; 7,221 and 7,007 shares issued and outstanding, respectively	7	7
Additional paid-in capital	38,038	39,216
Accumulated deficit	(24,111)	(24,965)
Total stockholders’ equity	13,934	14,258
Total liabilities and stockholders’ equity	$53,127	$35,730

DecisionPoint Systems, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net sales:
Product	$15,580	$11,925
Service	4,141	4,147
Net sales	19,721	16,072
Cost of sales:
Product	12,422	9,451
Service	2,625	2,783
Cost of sales	15,047	12,234
Gross profit	4,674	3,838
Operating expenses:
Sales and marketing expense	2,175	1,889
General and administrative expenses	2,261	1,620
Total operating expenses	4,436	3,509
Operating income	238	329
Interest expense	(25)	(29)
Gain on extinguishment of debt	-	1,211
Other, net	4	-
Income before income taxes	217	1,511
Income tax benefit (expense)	637	(178)
Net income and comprehensive income attributable to common shareholders	$854	$1,333
Earnings per share attributable to common shareholders:
Basic	$0.12	$0.19
Diluted	$0.11	$0.17
Weighted average common shares outstanding
Basic	7,104	6,945
Diluted	7,664	7,894

DecisionPoint Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net income	$854	$1,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	452	360
Gain on extinguishment of debt	-	(1,211)
Amortization of deferred financing costs	-	17
Share-based compensation expense	225	33
Deferred income taxes, net	(639)	43
Changes in operating assets and liabilities:
Accounts receivable	(2,102)	5,847
Inventory, net	1,190	(121)
Deferred costs	(3)	(178)
Prepaid expenses and other current assets	(225)	(326)
Other assets, net	(18)	(5)
Accounts payable	(1,407)	(4,696)
Accrued expenses and other current liabilities	(901)	(109)
Due to related parties	-	18
Operating lease liabilities	184	(2)
Deferred revenue	14,059	255
Net cash provided by operating activities	11,669	1,258
Cash flows from investing activities
Cash paid for acquisitions, net of cash acquired	(4,460)	(170)
Purchases of property and equipment	(447)	(73)
Net cash used in investing activities	(4,907)	(243)
Cash flows from financing activities
Line of credit, net	—	(1,206)
Proceeds from exercise of stock options	—	2
Net cash used in financing activities	—	(1,204)
Change in cash	6,762	(189)
Cash, beginning of period	2,587	2,005
Cash, end of period	$9,349	$1,816

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements presented on a GAAP basis, we have provided non-GAAP financial information, namely non-GAAP Net Income, non-GAAP diluted EPS and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization adjusted for transaction-related and non-recurring items). We believe that these non-GAAP measures provide investors with a better understanding of how the results relate to our historical performance as well as when comparing our results to other publicly-traded companies. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

DecisionPoint Systems, Inc.

Supplemental Financial Information

Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2022	2021

Net income, as reported	$854	$1,333
Share-based compensation, net of taxes	166	26
Business acquisition costs, net of taxes	130	50
NYSE American uplisting costs, net of taxes	-	11
Gain on extinguishment of debt	-	(1,211)
Income tax benefit for exercise of stock options	(698)	-
Non-GAAP net income	$452	$209
Depreciation and amortization	452	360
Income taxes	167	192
Interest expense	25	29
Adjusted EBITDA	$1,096	$790

Diluted EPS, as reported	$0.11	$0.17
Share-based compensation, net of taxes	0.02	0.00
Business acquisition costs, net of taxes	0.02	0.01
Gain on extinguishment of debt	-	(0.16)
Income tax benefit for exercise of stock options	(0.09)	-
Non-GAAP Diluted EPS	$0.06	$0.02

Weighted average diluted common shares outstanding	7,664	7,894